UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
December 31, 2009
Date of report (Date of earliest event reported)
PIPER JAFFRAY COMPANIES
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-31720	30-0168701
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

800 Nicollet Mall, Suite 800
Minneapolis, Minnesota	55402
(Address of Principal Executive Offices)	(Zip Code)
(612) 303-6000
(Registrant’s Telephone Number, Including Area Code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On December 31, 2009, Piper Jaffray Companies (the “Issuer”) entered into a Note Purchase Agreement (the “Note Purchase Agreement”) with Piper Jaffray & Co., a wholly owned subsidiary of the Issuer (“PJ&Co”) and certain entities advised by Pacific Investment Management Company LLC (“PIMCO”), under which PJ&Co purchased Variable Rate Senior Notes due December 31, 2010 from the Issuer (the “Notes”) and immediately resold the Notes pursuant to Rule 144A under the Securities Act of 1933, as amended, to entities advised by PIMCO. The Notes were purchased and resold by PJ&Co at a purchase price equal to 100% of their principal amount.
The proceeds from the Notes will be used to fund a portion of the transaction contemplated by that certain Securities Purchase Agreement entered into on December 20, 2009 (the “Agreement”) among the Issuer, Piper Jaffray Newco Inc., an indirect wholly owned subsidiary of the Issuer, Advisory Research Holdings, Inc., the sellers identified in the Agreement (the “Sellers”) and Brien M. O’Brien and TA Associates, Inc., in their joint capacity as the representative of the Sellers under the Agreement.
The principal amount of the Notes is $120 million. The Notes are unsecured and rank pari passu with the Issuer’s other senior unsecured debt. Interest on the Notes will be payable on the last day of March, June, September and December in each year, commencing on March 31, 2010 and ending December 31, 2010 at an annual rate equal to the LIBOR Rate (a rate per annum determined by reference to the British Bankers’ Association Interest Settlement Rates for deposits in dollars offered on the London interbank dollar market), plus 4.10%, adjusted quarterly on the last day of December, March, June and September. The unpaid principal amount of the Notes will be due on December 31, 2010.
The following constitute events of default by the Issuer under the Note Purchase Agreement: (a) failure to pay principal when due; (b) failure to pay interest within 5 business days of becoming due; (c) failure to give notice of an event of default or comply with certain negative covenants contained in the Note Purchase Agreement; (d) default of any other obligation under the Note Purchase Agreement that remains uncured for 30 days after the earlier of obtaining actual knowledge or receiving written notice of the default; (e) any representation or warranty in the Note Purchase Agreement proving to be false or incorrect in any material respect when made by the Issuer; (f) default in, or acceleration of, the payment of any other indebtedness of at least $10 million that is not timely cured as provided under the applicable agreement or the acceleration of any such indebtedness; (g) bankruptcy and insolvency related-events of the Issuer or any subsidiary; (h) the entrance of judgments against the Issuer or any of its subsidiaries in excess of $10 million, if such judgments shall not have been satisfied, vacated, discharged or stayed pending appeal within 60 days after the entry thereof; and (i) default in certain ERISA obligations. Upon the occurrence of an event of default under clauses (a) or (b) above, any holder of a Note (“Noteholder”) affected by such event of default may declare its Notes immediately due and payable. Upon the occurrence of any event of default described in clause (g) above, all the Notes are immediately due and payable. Upon the occurrence of an event of default described in any other clause above, the holder or holders of more than 50% of the aggregate principal amount of the Notes may declare the Notes to be immediately due and payable.
If a person or a group of related persons becomes the beneficial owner, directly or indirectly, of 50% or more of the capital stock of the Issuer entitled to vote for members of the board of directors of the Issuer (a “Change of Control”) the Issuer must make an offer to each Noteholder to prepay all, but not less than all, the Notes held by such Noteholder. Upon a Change of Control, the Issuer may, at its option, elect to prepay the Notes in whole, but not in part. Prepayments will be made at 101% of the principal amount of the Notes being prepaid, together with interest on such Notes accrued to the date of prepayment. Absent a Change of Control, the Issuer may not prepay the Notes.

The foregoing description of the Note Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Note Purchase Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated by reference in this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits
(d)	Exhibits
10.1	Note Purchase Agreement dated December 31, 2009 among Piper Jaffray Companies, Piper Jaffray & Co. and the Purchasers party thereto.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIPER JAFFRAY COMPANIES

Date: January 4, 2010	By:	/s/ James L. Chosy
		Name:	James L. Chosy
		Title:	General Counsel and Secretary

EXHIBIT INDEX

No.	Description	Manner of Filing
10.1	Note Purchase Agreement dated December 31, 2009 among Piper Jaffray Companies, Piper Jaffray & Co., and the Purchasers party thereto.	Filed Electronically